BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E19866862021-1
Barbara K. Cegavske	Filing Number 20211986685
Secretary of State State Of Nevada	Filed On 12/28/2021 3:25:00 PM
	Number of Pages 12

ABOVE SPACE IS FOR OFFICE USE ONLY

Formation - Profit Corporation

☒ NRS 78 - Articles of Incorporation Domestic Corporation ☐ NRS 80 - Foreign Corporation ☐ NRS 89 - Articles of Incorporation Professional Corporation

☐ 78A Formation - Close Corporation

(Name of Close Corporation MUST appear in the below heading)

Articles of Formation of ______________________ **a close corporation (NRS 78A)**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Name of Entity: (If foreign, name in home jurisdiction)

Surge Components, Inc.

2. Registered Agent for Service of Process: (Check only one box)

☒ Commercial Registered Agent:(name only below) ☐ Noncommercial Registered Agent (name and address below) ☐ Office or Position with Entity (title and address below)

Corporation Service Company
Name of Registered Agent **OR** Title of Office or Position with Entity

Street Address	City		Zip Code
112 North Curry Street	Carson City	Nevada	89703

Mailing Address (if different from street address)	City		Zip Code
		Nevada	

2a. Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Registered Agent for the above named Entity. If the registered agent is unable to sign the Articles of Incorporation, submit a separate signed Registered Agent Acceptance form.

X [signature] 12/28/2021
Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity — Date

3. Governing Board: (NRS 78A, close corporation only, check one box; if yes, complete article 4 below)

This corporation is a close corporation operating with a board of directors ☐ Yes **OR** ☐ No

4. Names and Addresses of the Board of Directors/ Trustees or Stockholders

(NRS 78: Board of Directors/ Trustees is required.

NRS 78a: Required if the Close Corporation is governed by a board of directors.

NRS 89: Required to have the Original stockholders and directors. A certificate from the regulatory board must be submitted showing that each individual is licensed at the time of filing. See instructions)

	Name / Street Address	City	State	Country / Zip/Postal Code
1)	Ira Levy			USA
	95 East Jefryn Blvd.	Deer Park	NY	11729
2)	Steve J. Lubman			USA
	95 East Jefryn Blvd.	Deer Park	NY	11729
3)	Alan Plafker			USA
	95 East Jefryn Blvd.	Deer Park	NY	11729

5. Jurisdiction of Incorporation: (NRS 80 only)

5a. Jurisdiction of incorporation: ______

5b. I declare this entity is in good standing in the jurisdiction of its incorporation. ☐

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Formation - Profit Corporation

Bnmshrt dc, Page 2

6. Benefit Corporation: (For NRS 78, NRS 78A, and NRS 89, optional. See instructions.)	By selecting "Yes" you are indicating that the corporation is organized as a benefit corporation pursuant to NRS Chapter 78B with a purpose of creating a general or specific public benefit. The purpose for which the benefit corporation is created must be disclosed in the below purpose field. **Yes** ☐
7. Purpose/Profession to be practiced: (Required for NRS 80, NRS 89 and any entity selecting Benefit Corporation. See instructions.)	
8. Authorized Shares: (Number of shares corporation is authorized to issue)	Number of Authorized shares with Par value: ____ Par value: $ ____ Number of Common shares with Par value: 50,000,000 Par value: $ 0.0010000000 Number of Preferred shares with Par value: 5,000,000 Par value: $ 0.0010000000 Number of shares with no par value: ____ If more than one class or series of stock is authorized, please attach the information on an additional sheet of paper.
9. Name and Signature of: Officer making the statement or Authorized Signer for NRS 80. **Name, Address and Signature of** the **Incorporator** for NRS 78, 78A, and 89. NRS 89 - Each Organizer/ Incorporator must be a licensed professional.	I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State. Name: Eddie Pena — Country: USA Address: 1345 Ave. of Americas — City: New York — State: NY — Zip/Postal Code: 10105 **X** /s/ Eddie Pena (attach additional page if necessary)

AN INITIAL LIST OF OFFICERS MUST ACCOMPANY THIS FILING

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

Please see the attached list of officers and directors. Please also find attachments concerning Authorized Shares, Indemnification, and Stockholder Rights.

This form must be accompanied by appropriate fees.

ATTACHMENT TO NEVADA ARTICLES OF INCORPORATION OF SURGE COMPONENTS, INC., AUTHORIZED SHARES

(A) Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Fifty Five Million (55,000,000), of which Fifty Million (50,000,000) shares shall be common stock, par value of $0.001 per share (the "Common Stock"), and Five Million (5,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

(B) Common Stock.

(1) General. All shares of Common Stock shall be identical and shall entitle the holders thereof to the same powers, preferences, qualifications, limitations, privileges and other rights provided under the NRS. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock (when, if and to the extent shares or series of such stock are designated and issued).

(2) Voting Rights. Each holder of record of Common Stock shall be entitled to one (1) vote for each share of Common Stock standing in such holder's name on the books of the Corporation. Except as otherwise required by law or by or pursuant to Section (C), the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters submitted to stockholders for a vote (including any action by written consent).

(3) Dividends. Subject to provisions of law and Section (C), the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the board of directors of the Corporation (the "**Board of Directors**") may determine in its sole discretion.

(4) Liquidation. Subject to provisions of law and Section (C), upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for payment of all debts and liabilities of the Corporation and any and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of the net assets of the Corporation in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation available for distribution.

(C) Preferred Stock.

(1) Issuance of Blank Check Preferred Stock. The Board of Directors is expressly authorized, subject to limitations prescribed by the Nevada Revised Statutes ("NRS") 78.195 and the provisions of this Articles of Incorporation, to provide by resolution or resolutions from time to time, and by filing a certificate(s) pursuant to the NRS 78.1955, for the issuance of shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such class or series, and any qualifications, limitations or restrictions of such preferences and rights, including, without limitation, dividend rights, conversion rights, voting rights (if any), redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, in each instance as the Board of Directors may determine in its sole discretion and without stockholder approval. Each class or series shall be designated so as to distinguish the shares thereof from the shares of all other classes and series. All shares of a series of Preferred Stock shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise specifically provided in the designation and description of the series, with those of other series of the same class.

(2) Authority to Establish Variations Between Classes or Series of Preferred Stock. The authority of the Board of Directors with respect to each class, or each series within a class shall include, but not be limited to, determination of the following:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms or in what events;

(c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive, in preference over any or all other class(es) or series, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (and distribution of the net assets of the Corporation in connection therewith);

(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of the Corporation of any other class or series, including the price or prices or the rate or rates of conversion or exchange, the terms and conditions of conversion or exchange, and the terms of adjustment, if any;

(f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) voting rights, if any, including special, conditional or limited voting rights with respect to any matter, including with respect to the election of directors of the Corporation ("**Director**") and matters adversely affecting any class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) such other preferences, limitations or relative rights and privileges thereof as the Board of Directors, acting in accordance with applicable law and this Articles of Incorporation, may deem advisable and which are not inconsistent with law or with the provisions of this Articles of Incorporation.

The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any respect. Except as otherwise provided in the certificate of designations for each class or series of Preferred Stock, the Board of Directors may increase or decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series shares of Preferred Stock authorized but unissued shares of Preferred Stock not designated for any existing class or series of Preferred Stock, or subtracting designated shares which shall become authorized, unissued and undesignated shares of Preferred Stock.

(3) Non-Voting Redeemable Convertible Series C Preferred Stock.

(a) Number Authorized and Designation. Of the 5,000,000 shares of Preferred Stock authorized under this Articles of Incorporation, the Corporation shall have the authority to issue 100,000 shares of such Preferred Stock designated as "Non-Voting Redeemable Convertible Series C Preferred Stock", par value of $0.001 per share (the "**Series C Preferred Stock**").

(b) Rights, Preferences and Limitations. The relative rights, preferences and limitations of the Series C Preferred Stock are as follows:

(i) Rank. The Series C Preferred Stock shall rank (x) senior to the Common Stock, (y) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series C Preferred Stock of whatever subdivision, (z) except as specifically provided in this paragraph (i), on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Series C Preferred Stock, including any other class or series of authorized Preferred Stock, in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

(ii) Dividends.

(aa) The dividend rate on the shares of Series C Preferred Stock shall be $0.50 per share per annum. Such dividends shall be cumulative and accrue on each share of Series C Preferred Stock from April 15, 2001 and shall be payable in chase if when and as declared by the Board of Directors on June 30, and December 31, of each year, commencing with June 30, 2001. Each such dividend shall be paid to the holders of record of shares of the Series C Preferred Stock as they appear on the stock register of the Corporation on such record date, not exceeding 30 days not less than ten days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof.

(bb) When dividends are not paid in full or declared in full and sums set apart for the payment thereof upon the Series C Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Series C Preferred Stock, all dividends declared upon shares of Series C Preferred Stock and any other Preferred Stock ranking on a parity as to dividends shall be declared *pro rata* so that in all cases the amount of dividends declared per share on the Series C Preferred Stock and such other Preferred Stock shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or in arrears on the shares of Series C Preferred Stock and such other Preferred Stock bear to each other. Except is provided in the preceding sentence, unless full cumulative dividends on the Series C Preferred Stock have been paid, or declared in full and sums set apart for the payment thereof, no dividends shall be declared or paid or set aside for payment or other distribution made upon the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or liquidation rights, nor shall any Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation be redeemed, purchased, exchanged or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock) by the Corporation or any subsidiary (except by conversion into or exchange for stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and liquidation rights).

(iii) Voting Rights.

(aa) Except to the extent provided for in this paragraph (C)(3)(b)(iii) of this Section (C) or by law, the holders of Series C Preferred Stock shall not be entitled to vote on any matters.

(bb) So long as at least 15,200 shares of Series C Preferred Stock remains outstanding, the consent of the holders of two-thirds of the then outstanding, Series C Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to permit, effect or validate the creation and issuance

of any series of Preferred Stock or other security of the Corporation which is senior as to payment of dividends to the Series C Preferred Stock.

(cc) So long as at least 15,200 shares of Series C Preferred Stock remains outstanding, the consent of two-thirds of the holders of the then outstanding Series C Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Section 3(c) of this Article FOURTH in a manner which would alter or change the powers, preferences, rights, privileges, restrictions and conditions of the Series C Preferred Stock so as to adversely affect the Series C Preferred Stock.

(dd) In the event that the holders of the Series C stock are required to vote as a class on any other matter, the affirmative vote of holders of not less than fifty percent of the outstanding of Series C Preferred Stock shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series C Preferred Stock, such matter shall bind all holders of Series C Preferred Stock.

(iv) Preemptive Rights. Holders of Series C Preferred Stock shall have no preemptive rights.

(v) Liquidation Rights. On the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock shall be entitled to receive out of the remaining assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation ranking junior to the Series C Preferred Stock, liquidating distributions in an amount equal to $5.00 per share plus an amount equal to all accrued and unpaid dividends on each such share up to the date fixed for such distribution. If upon any voluntary or involuntary liquidation dissolution or winding up of the Corporation, the amounts payable with respect to the Series C Preferred Stock and any other shares of stock of the Corporation ranking (as to any such distribution) on a parity with the Series C Preferred Stock are not paid in full, holders of the Series C Preferred Stock and of such other shares of stock will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series C Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

For purposes of this paragraph (C)(3)(b)(v) of this Section (C), a distribution of assets in any dissolution, winding up, liquidation or reorganization shall not include (x) any consolidation or merger of the Corporation with or into any other corporation, (y) any dissolution, liquidation, winding up or reorganization or the Corporation immediately followed by reincorporation of another corporation or (z) a sale of other disposition of all substantially all of the Corporation's assets to another corporation; provided that, in each such case, effective provision is made in the articles of incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of Series C Preferred Stock.

(4) Series D Preferred Stock.

(a) Designation and Amount. The Corporation shall have the authority to issue shares of such Preferred Stock designated as "Series D Preferred Stock" (the "**Series D Preferred Stock**") and the number of shares constituting the Series D Preferred Stock shall be 75,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; *provided*, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series D Preferred Stock.

(b) Dividends and Distributions.

(i) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series D Preferred Stock with respect to dividends, the holders of shares of Series D Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "**Quarterly Dividend Payment Date**"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series D Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (x) $1.00 or (y) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under clause (y) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii) The Corporation shall declare a dividend or distribution on the Series D Preferred Stock as provided in paragraph (C)(4)(b)(i) of this Section (C) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); *provided*, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series D Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(iii) Dividends shall begin to accrue and be cumulative on outstanding shares of Series D Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series D Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series D Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated *pro rata* on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series D Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

(c) Voting Rights. The holders of shares of Series D Preferred Stock shall have the following voting rights:

(i) Subject to the provision for adjustment hereinafter set forth, each share of Series D Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(ii) Except as otherwise provided herein, in any other certificate of designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series D Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(iii) Except as set forth herein, or as otherwise provided by law, holders of Series D Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(d) Certain Restrictions.

(i) Whenever quarterly dividends or other dividends or distributions payable on the Series D Preferred Stock as provided in paragraph (C)(4)(b) of this Section (C)are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series D Preferred Stock outstanding shall have been paid in full, the corporation shall not:

(aa) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock;

(bb) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except dividends paid ratably on the Series D Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(cc) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock other than (x) such redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any other performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (1) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (2) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; (y) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, directors, former directors, consultants or former consultants of the Corporation or their respective estate, spouse, former spouse or family

member, pursuant to the terms of the agreements pursuant to which such shares were acquired, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series D Preferred Stock; or

(dd) redeem or purchase or otherwise acquire for consideration any shares of Series D Preferred Stock, or any shares of stock ranking on a parity with the Series D Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (C)(4)(d)(i) of this Section (C) purchase or otherwise acquire such shares at such time and in such manner.

(e) Reacquired Shares. Any shares of Series D Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any other certificate of designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

(f) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made (x) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock unless, prior thereto, the holders of shares of Series D Preferred Stock shall have received the greater of (1) $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (2) an amount, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (y) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except distributions made ratably on the Series D Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under the proviso in clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(g) Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series D Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times

the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(h) No Redemption. The shares of Series D Preferred Stock shall not be redeemable.

(i) Rank. The Series D Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of Preferred Stock and shall rank senior to the Common Stock as to such matters.

(j) Amendment. This Articles of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, voting together as a single class.

(k) Fractional Shares. The Series D Preferred Stock may be issued in fractions of a share, which fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series D Preferred Stock.

(D) Options, Warrants and Rights.

(1) The Corporation may issue options, warrants, rights and similar instruments for or related to the purchase of shares of any class or series of capital stock of the Corporation. The Board of Directors, in its sole discretion, shall determine the terms and conditions on which such options, warrants, rights or other instruments are issued, their form and content and the consideration for which, and terms and conditions upon which, such shares are to be issued.

(2) The terms and conditions of such options, warrants, rights and similar instruments to purchase shares of any class or series of capital stock of the Corporation may include, without limitation, restrictions or conditions that preclude or limit the exercise, transfer, receipt or holding of such options, warrants, rights or instruments by any person or persons, including any person or persons owning (beneficially or of record) or offering to acquire a specified number or percentage of the outstanding shares of any class or series, or any transferee or transferees of any such person or persons, or that invalidate or void such options, warrants, rights or instruments held by any such person or persons or any such transferee or transferees.

ATTACHMENT TO NEVADA ARTICLES OF INCORPORATION OF SURGE COMPONENTS, INC., INDEMNIFICATION AND EXCULPATION

INDEMNIFICATION AND EXCULPATION

(A) Indemnification. To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and 78.752) and other applicable law, the Corporation shall indemnify directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.

(B) Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

(C) Repeal and Conflicts. Any amendment to or repeal of any provision or section of this Article shall be prospective only, and shall not apply to or have any effect on the right or protection of, or the liability or alleged liability of, any director or officer of the Corporation existing prior to or at the time of such amendment or repeal. In the event of any conflict between any provision or section of this Article and any other article of the Articles of Incorporation, the terms and provisions of this Article shall control.

ATTACHMENT TO NEVADA ARTICLES OF INCORPORATION OF SURGE COMPONENTS, INC., STOCKHOLDER RIGHTS

STOCKHOLDER RIGHTS

For the avoidance of doubt, no stockholder of the Corporation shall have any preemptive rights, and no stockholder of the Corporation shall have any cumulative voting rights.

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

12/29/2021

Work Order Item Number:	W2021122900711-1805770
Filing Number:	20211986694
Filing Type:	Initial List
Filing Date/Time:	12/28/2021 3:25:00 PM
Filing Page(s):	3

Indexed Entity Information:

Entity ID: E19866862021-1

Entity Name: Surge Components, Inc.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
CORPORATION SERVICE COMPANY
112 NORTH CURRY STREET, Carson City, NV 89703, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

BARBARA K. CEGAVSKE
Secretary of State

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Initial List and State Business License Application

Initial List of Officers, Managers, Members, General Partners, Managing Partners, or Trustees:

Surge Components, Inc.
NAME OF ENTITY

TYPE OR PRINT ONLY - USE DARK INK ONLY - DO NOT HIGHLIGHT

IMPORTANT: *Read instructions before completing and returning this form.*

Please indicate the entity type (check only one):

Filed in the Office of	Business Number E19866862021-1
Barbara K. Cegavske	Filing Number 20211986694
Secretary of State State Of Nevada	Filed On 12/28/2021 3:25:00 PM
	Number of Pages 3

[X] Corporation

[X] This corporation is publicly traded, the Central Index Key number is: 0000747540

[ ] Nonprofit Corporation (see nonprofit sections below)

[ ] Limited-Liability Company

[ ] Limited Partnership

[ ] Limited-Liability Partnership

[ ] Limited-Liability Limited Partnership (If formed at the same time as the Limited Partnership)

[ ] Business Trust

Additional Officers, Managers, Members, General Partners, Managing Partners, Trustees or Subscribers, may be listed on a supplemental page.

CHECK ONLY IF APPLICABLE
Pursuant to NRS Chapter 76, this entity is exempt from the business license fee.
[ ] 001 - Governmental Entity
[ ] 006 - NRS 680B.020 Insurance Co, provide license or certificate of authority number

For nonprofit entities formed under NRS Chapter 80: entities without 501(c) nonprofit designation are required to maintain a state business license, the fee is $200.00. Those claiming an exemption under 501(c) designation must indicate by checking box below.

[ ] Pursuant to NRS Chapter 76, this entity is a 501(c) nonprofit entity and is exempt from the business license fee. Exemption code 002

For nonprofit entities formed under NRS Chapter 81: entities which are Unit-owners' association or Religious, charitable, fraternal or other organization that qualifies as a tax-exempt organization pursuant to 26 U.S.C. § 501(c) are excluded from the requirement to obtain a state business license. Please indicate below if this entity falls under one of these categories by marking the appropriate box. If the entity does not fall under either of these categories please submit $200.00 for the state business license.

[ ] Unit-owners' Association [ ] Religious, charitable, fraternal or other organization that qualifies as a tax-exempt organization pursuant to 26 U.S.C. § 501(c)

For nonprofit entities formed under NRS Chapter 82 and 80: **Charitable Solicitation Information - check applicable box**
Does the Organization intend to solicit charitable or tax deductible contributions?

[ ] No – no additional form is required

[ ] Yes – the "Charitable Solicitation Registration Statement" is required.

[ ] The Organization claims exemption pursuant to NRS 82A.210 - the "Exemption From Charitable Solicitation Registration Statement" is required

**** Failure to include the required statement form will result in rejection of the filing and could result in late fees.****

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Initial List and State Business License Application - Continued

Officers, Managers, Members, General Partners, Managing Partners or Trustees:

CORPORATION, INDICATE THE PRESIDENT, OR EQUIVALENT OF: Title: CEO, CFO, President, Dir.

Name	Country
Ira Levy	United States

Address	City	State	Zip/Postal Code
95 East Jefryn Blvd.	Deer Park	NY	11729

CORPORATION, INDICATE THE SECRETARY, OR EQUIVALENT OF: Title: VP, Secretary, Treasurer

Name	Country
Steven J. Lubman	United States

Address	City	State	Zip/Postal Code
95 East Jefryn Blvd.	Deer Park	NY	11729

CORPORATION, INDICATE THE TREASURER, OR EQUIVALENT OF: Title: VP, Secretary, Treasurer

Name	Country
Steven J. Lubman	United States

Address	City	State	Zip/Postal Code
95 East Jefryn Blvd.	Deer Park	NY	11729

CORPORATION, INDICATE THE DIRECTOR:

Name	Country
Alan Plafker	United States

Address	City	State	Zip/Postal Code
95 East Jefryn Blvd.	Deer Park	NY	11729

None of the officers or directors identified in the list of officers has been identified with the fraudulent intent of concealing the identity of any person or persons exercising the power or authority of an officer or director in furtherance of any unlawful conduct.

I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.

X /s/ Ira Levy

Signature of Officer, Manager, Managing Member, General Partner, Managing Partner, Trustee, Member, Owner of Business, Partner or Authorized Signer *FORM WILL BE RETURNED IF UNSIGNED.*

Chief Executive Officer
Title

12/28/2021
Date

SURGE COMPONENTS, INC.

List of Officers and Directors for Surge Components, Inc. Nevada Articles of Incorporation

Person	Position(s)	Address
Ira Levy	Chief Executive Officer, Chief Financial Officer, Director	95 East Jefryn Blvd., Deer Park, New York 11729
Steve J. Lubman	Vice President, Secretary, Treasurer and Director	95 East Jefryn Blvd., Deer Park, New York 11729
Alan Plafker	Director	95 East Jefryn Blvd., Deer Park, New York 11729
Martin Novick	Director	95 East Jefryn Blvd., Deer Park, New York 11729
Lawrence Chariton	Director	95 East Jefryn Blvd., Deer Park, New York 11729
Gary Jacobs	Director	95 East Jefryn Blvd., Deer Park, New York 11729
Peter Levy	Director	95 East Jefryn Blvd., Deer Park, New York 11729

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

Surge Components, Inc.

Nevada Business Identification # NV20212315845
Expiration Date: 12/31/2022

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.
Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.
License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 12/29/2021.

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Certificate Number: B202112292266303
You may verify this certificate online at http://www.nvsos.gov